EXHIBIT A 10.18

CENTRAL VERMONT PUBLIC SERVICE CORPORATION

PERFORMANCE SHARE INCENTIVE PLAN

2009

Execution Copy
May, 2009

CENTRAL VERMONT PUBLIC SERVICE CORPORATION

PERFORMANCE SHARE INCENTIVE PLAN

TABLE OF CONTENTS

Section
ARTICLE I	- PURPOSE
ARTICLE II	- DEFINITIONS
	"Account" "Award" "Board" "Change in Control" "Code"	2.1 2.2 2.3 2.4 2.5
	"Committee" "Common Stock" or "Stock" "Comparison Group" "Component" "Dividend Equivalent" "Effective Date"	2.6 2.7 2.8 2.9 2.10 2.11

"Employer"
"Exchange Act"
"Fair Market Value"
"Operational Measures"
"Participant"
"Performance Cycle"

"PeRS"
"Plan"
"Pro Rata Portion"
"Stock Unit "
"Target PeRS "

"Termination of Employment"
"Total Shareholder Return"
2.12 2.13 2.14 2.15 2.16 2.17 2.18 2.19 2.20 2.21 2.22 2.23 2.24

(i)

Section
ARTICLE III	- DETERMINATION OF PERFORMANCE SHARES Designation of PeRS and Related Terms Adjustment of and Changes in Stock	3.1 3.2
ARTICLE IV	- PAYMENT OF GRANTS Performance Awards Accounts Payment of Account	4.1 4.2 4.3
ARTICLE V	- TERMINATION OF EMPLOYMENT Termination Prior to Completion of Performance Cycle Change in Control	5.1 5.2
ARTICLE VI	- ADMINISTRATION Committee Amendment and Termination	6.1 6.2
ARTICLE VII
- GENERAL PROVISIONS

Payments to Minors and Incompetents
No Contract
Use of Masculine and Feminine; Singular and Plural
Non-Alienation of Benefits
Income Tax Withholding

Continuation of Plan
Governing Law
Captions
Severability
7.1 7.2 7.3 7.4 7.5 7.6 7.7 7.8 7.9

(ii)

ARTICLE I

PURPOSE

Effective January 1, 2009, Central Vermont Public Service Corporation (the "Employer") has established The Central Vermont Public Service Corporation Performance Share Plan (the "Plan") in order to strengthen the ability of the Employer to attract and retain talented executives and to promote the long-term growth and profitability of the Employer by linking a significant element of executives’ compensation opportunity to the performance of the Employer in meeting key operational and shareholder return goals over an extended period of time.

ARTICLE II DEFINITIONS
2.1	"Account" means the bookkeeping account established for the Participant under Section 4.2.
2.2	"Award" means any payment or settlement in respect of a grant of Common Stock or cash or any combination thereof in accordance with Section 4.1.
2.3	"Board" means the Board of Directors of Central Vermont Public Service Corporation.
2.4	"Change in Control" shall have the same meaning as the term defined in the standard form Change in Control Agreement approved by the Employer’s Board of Directors and awarded from time to time.
2.5
"Code" means the Internal Revenue Code of 1986, as amended from time to time, and pertinent regulations issued thereunder. Reference to any section of the Code shall include any successor provision thereto.

2.6
"Committee" means the Compensation Committee appointed by the Board to administer this Plan. The Committee shall be comprised of at least 3 members who qualify as "non-employee directors" within the meaning of Rule 16B-3 promulgated under the Exchange Act.

2.7	"Common Stock" or "Stock" means the common stock of the Employer.
2.8	"Comparison Group" means the peer group of companies designated by the Committee as the Comparison Group relative to a given Performance Cycle, as described in Section 3.1(c)

2.9
"Component" means the part of the plan related to specific measures.  Starting in 2005, there are two plan components – one related to relative Total Shareholder Return performance and the second related to meeting key Operational Measure performance.

2.10
"Dividend Equivalent" means credits in respect of each PeRS (as defined in section 2.18) or other Stock Unit representing an amount equal to the dividends or distributions declared and paid on a share of Common Stock.

2.11	"Effective Date" means January 1, 2009, the effective date of this Plan.
2.12	"Employer" means Central Vermont Public Service Corporation, its subsidiaries and affiliates, and its successor or successors.
2.13	"Exchange Act" means the Securities Exchange Act of 1934, as amended and in effect from time to time, including all rules and regulations promulgated thereunder.
2.14
"Fair Market Value" means the average of the high and low quoted selling price for a share of Common Stock of the Company on the applicable date as quoted on the New York Stock Exchange ("NYSE") in the Eastern Edition of the Wall Street Journal or in a similarly readily available public source on such date.  If such date shall not be a business day, then the preceding day which shall be a business day, or if no sale takes place, then the average of the bid and asked prices on such date.

2.15	"Operational Measures" means the specific measures of operational performance chosen for a three-year performance cycle. (See Exhibit B.)
2.16	"Participant" means an executive officer of the Employer who is selected by the Board to participate in this Plan.
2.17
"Performance Cycle" means the period over which PeRS designated in respect of the Performance Cycle potentially may be earned. Performance Cycles will be three year periods extending from January 1 of the initial year through December 31 of the third year in the Performance Cycle. Performance Cycles generally will begin each year, and therefore will overlap with one another.
2.18
"PeRS" means Stock Units which are potentially earnable by a Participant hereunder upon achievement of specific levels of performance for the two plan components as shown in Exhibit A and B.  The term is an acronym for "performance-based restricted Stock Units".

2.19
"Plan" means the Central Vermont Public Service Corporation Performance Share Incentive Plan, as set forth herein, as may be amended from time to time. Shares for this plan were approved by shareholders on May 6, 2008 as the Omnibus Stock Plan (Amended and Restated 2002 Long-Term Incentive Plan) and any subsequent replacement plans.

2.20
"Pro Rata Portion" means a portion of shares which is determined by multiplying a predetermined number of PeRS by the ratio of months in a thirty-six month performance cycle within which the executive was an employee of the Company and a Participant with respect to that cycle.

2.21
"Stock Unit" is a bookkeeping unit which represents a right to receive one share of Common Stock upon settlement, together with a right to accrual of additional Stock Units as a result of Dividend Equivalents, subject to the terms and conditions of this Plan. Stock Units are arbitrary accounting measures created and used solely for purposes of this Plan, and do not represent ownership rights in the Employer, shares of Common Stock, or any asset of the Employer.

2.22
"Target PeRS" means a number of PeRS designated as a target number that may be earned by a Participant in respect to a given Performance Cycle plus the number of PeRS resulting directly or indirectly from Dividend Equivalents on the originally designated number of Target PeRS.

2.23	"Termination of Employment" means the Participant’s termination of employment with the Employer.
2.24
"Total Shareholder Return" (TSR) means the amount, expressed as a percentage, of market price appreciation or depreciation of a share of common stock plus dividends on a share of Common Stock or on the common stock of a company in the Comparison Group (in both cases excluding extraordinary dividends), assuming dividend reinvestment at the dividend payment date, for the specified 3-year period.

ARTICLE III
DETERMINATION OF PERFORMANCE SHARES

3.1	Designation of PeRS and Related Terms

(a)
Designation of PeRS. Not later than 90 days after the beginning of a Performance Cycle, the Committee shall: (i) select employees to participate in the Performance Cycle; (ii) designate, for each such employee Participant, the Target PeRS number such Participant shall have the opportunity to earn in such Performance Cycle related to TSR performance component of the plan;  (iii) designate, for each such employee Participant, the Target PeRS number such Participant shall have the opportunity to earn in such Performance cycle  related to Operational Measure performance; (iv) specify the duration of the Performance Cycle; (v) specify a table (Exhibit A), grid or formula that sets forth the amount of PeRS that will be earned in the first component of the Plan corresponding to the percentile rank of the Company’s average TSR for the three years ending on the last day of the Performance Cycle as compared to the unweighted average TSR of the Comparison Group for the three years ending on the last day of the Performance Cycle; and (vi) specify a table (Exhibit B) grid or formula that sets forth the amount of PeRS that will be earned corresponding to the Company’s performance based on the key operational measure component of the plan. The Committee may, in its discretion, reduce or eliminate the amount of payment with respect to an Award of PeRS to a Participant, notwithstanding the achievement of a specified performance condition.

(b)
New Participants.  The provisions of 3.1(a) notwithstanding, at any time during a Performance Cycle, the Committee may select a new employee or a newly promoted employee who was not currently participating in the Performance Cycle to participate in the Performance Cycle and designate, for any such employee Participant, the number of PeRS or additional PeRS such Participant shall have the opportunity to earn in such Performance Cycle; provided, however, that such designation must be effective at least six months before the stated end date of the

Performance Cycle. In determining the number of Target PeRS to be designated under this paragraph (b), the Committee may take into account the portion of the Performance Cycle already elapsed, the performance achieved during such elapsed portion of the Performance Cycle, and such other considerations as the Committee may deem relevant. The Committee shall also determine whether any calculation of the Pro Rata Portion for such Participant shall be adjusted to include or exclude periods prior to the Participant’s employment in the numerator or denominator used in calculating such amount.

(c)
Comparison Group. The Comparison Group for each Performance Cycle shall be designated by the Committee, provided that, if the Committee does not designate a new Comparison Group for any Performance Cycle, the Comparison Group shall be that most recently designated by the Committee.

The Comparison Group for each Performance Cycle for the TSR Component of the Plan is developed including all publicaly traded utilities as defined by SIC Codes 4911 – Electric Services, and 4931 – Electric Services and Other Service Combinations.  In the event a merger, acquisition, or other extraordinary corporate event affects a company included in the Comparison Group, and if as a result in the Committee’s judgment such event causes TSR for such company not to be comparable with periods prior to the event or otherwise necessitates a change or adjustment to ensure continued comparability, the Committee shall make such adjustments in order to maintain the comparability of results of the Comparison Group.

(d)
Determination of Number of Earned PeRS. Not later than 120 days after the end of each Performance Cycle, the Committee shall determine the extent to which the performance goals for the earning of PeRS were achieved during such Performance Cycle and the number of PeRS (or, the “Award”) earned by each Participant with respect to each component for the Performance Cycle (see Exhibit A and Exhibit B). The Committee shall make written determinations that the performance goals and any other material terms relating to the earning of PeRS were in fact satisfied.

3.2
Adjustment of and Changes in Stock. In the event of any change in the outstanding shares of Common Stock by reason of any stock dividend or split, recapitalization, merger, consolidation, spinoff, combination or exchange of shares or other similar corporate transaction, or any distributions to common shareholders other than regular cash dividends, the Committee may make such substitution or adjustment, if any, as it deems to be equitable, as to the number or kind of shares of Common Stock, PeRS, and/or other securities issued, reserved or granted for any purpose under this Plan.

ARTICLE IV
PAYMENT OF GRANTS

4.1
Performance Awards.  Subject to the applicable provisions of Article III, each Participant shall be entitled to receive an Award of Common Stock in an amount equal to the aggregate Fair Market Value of the PeRS earned in respect of a Performance Cycle. Participants shall be immediately vested in such Award as of the date it is granted.

4.2
Accounts.  The Committee shall maintain a bookkeeping Account for each Participant reflecting the number of PeRS credited to the Participant hereunder including dividend equivalents. The Account may include subaccounts or other designations as the Committee may deem appropriate.

4.3
Payment of Account. Payment of an Account may be made in shares of Common Stock, in cash equal to the Fair Market Value of the shares on the date as of which payment is made, or in any combination of Common Stock and cash, and at such time or times as the Committee, in its discretion, shall determine.  The intent is to grant the payment in shares of Common Stock subject to sections 3.2 and 7.5 of this Plan.  Payment shall be made on or before March 15th  immediately following the conclusion of the Performance Cycle.

The Committee may permit (subject to such conditions as the Committee may from time to time establish in order to provide for matters such as the effective deferral of taxation) a Participant to elect to defer receipt of all or any portion of any payment of shares of Common Stock that would otherwise be due to such Participant in payment or settlement of any Award under the Plan.  An eligible participant may elect to defer the award through the Deferred Compensation Plan for Officers and Directors of Central Vermont Public Service Corporation.   Any deferred amount will be invested in phantom “company stock”.

The shares of Common Stock which may be issued under the Plan may be authorized and unissued shares or issued shares which have been reacquired by the Employer.  No fractional share of the Common Stock shall be issued under the Plan.  Awards of fractional shares of the Common Stock, if any, shall be settled in cash.

ARTICLE V

TERMINATION OF EMPLOYMENT

5.1	Termination Prior to Completion of Performance Cycle.

(a)
Termination of Employment. Upon a Participant’s termination of employment with the Employer prior to completion of a Performance Cycle all unearned PeRS relating to such Performance Cycle shall cease to be earnable and shall be cancelled, and Participant shall have no further rights or opportunities hereunder.

(b)
Disability, Death, or Retirement. If Termination of Employment is due to the death or the Disability or Retirement (as such terms are defined under the provisions of The Pension Plan of Central Vermont Public Service Corporation and Its Subsidiaries, i.e., the “Pension Plan”) of the Participant, the Participant or his beneficiary (as designated for purposes of the Pension Plan) shall be deemed to have earned and shall be entitled to receive settlement of the Pro Rata Portion of the PeRS relating to the Performance Cycles in effect at the date of termination, at the time and to the extent such PeRS would otherwise have been earned and settled, in accordance with Article IV if the individual had not terminated until after the close of the Performance Cycles. Notwithstanding the foregoing, in the event that such Termination of Employment is effective as of the last day of a calendar year, the Participant shall only be entitled to earn the aforementioned PeRS, as otherwise determined in this paragraph (b), upon approval of the Board.

If the Participant has timely filed an irrevocable election to defer settlement of PeRS following a termination of employment, such earned PeRS shall be settled in accordance with such deferral election. Other PeRS relating to the Performance Cycles in effect at the date of such termination will cease to be earnable and will be cancelled.

5.2
Change in Control.  Upon a Change in Control, Section 5.1(a) shall cease to apply and each Participant shall be 100% vested in the PeRS at target performance relating to the Performance Cycles in effect as of the Change in Control.   Accordingly, if for example the Change in Control results in Executive’s Termination of Employment prior to the completion of a Performance Cycle, Executive will be deemed to have earned and shall be entitled to receive, in accordance with the applicable provisions of the Plan including Section 4.3 hereof concerning the timing for payment, the Pro Rata Portion of the PeRS at target performance relating to Performance Cycles in effect as of the Change in Control.

ARTICLE VI

ADMINISTRATION

6.1
Committee. This Plan shall be administered by the Board through the Compensation Committee. The Committee shall have full discretion to interpret and administer the Plan and its decision in any matter involving the interpretation and application of this Plan shall be final and binding on all parties.  The Committee may delegate to one or more of its members or to any Officer or Officers of the Company such administrative duties under the Plan as the Committee may deem advisable.

6.2
Amendment and Termination. The Compensation Committee reserves the right to amend, modify, suspend or terminate this Plan in whole or in part at any time by action of the Board. However, no such amendment may alter the maximum number of shares without shareholder approval.

ARTICLE VII

GENERAL PROVISIONS

7.1
Payments to Minors and Incompetents.  If any Participant, spouse or beneficiary entitled to receive any benefits hereunder is a minor or is deemed by the Committee or is adjudged to be legally incapable of giving valid receipt and discharge for such benefits, they will be paid to such person or institution as the Committee may designate or to the duly appointed guardian. Such payment shall, to the extent made, be deemed a complete discharge of any such payment under the Plan.

7.2	No Contract. This Plan shall not be deemed a contract of employment with any Participant, nor shall any provision hereof affect the right of the Employer to terminate a Participant's employment.

7.3
Use of Masculine and Feminine; Singular and Plural.  Wherever used in this Plan, the masculine gender will include the feminine gender and the singular will include the plural, unless the context indicates otherwise.

7.4
Non-Alienation of Benefits.  No amount payable to, or held under the Plan for the account of, any Participant, spouse or beneficiary shall be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, or charge, and any attempt to so anticipate, alienate, sell, transfer, assign, pledge, encumber, or charge the same shall be void; nor shall any amount payable to, or held under the Plan for the account of, any Participant be in any manner liable for such Participant's debts, contracts, liabilities, engagements, or torts, or be subject to any legal process to levy upon or attach.

7.5
Income Tax Withholding. As a condition to the delivery of any Shares, the Committee may require that the Participant, at the time of such payment of shares, pay to the Company an amount to satisfy any applicable tax withholding obligation or such greater amount of withholding as the Committee shall determine from time to time, or the Committee may take such other action as it may deem necessary to satisfy any such withholding obligations.  The Committee, in its sole discretion, may permit or require Participant to satisfy all or a part of the tax withholding obligations incident to the payment of shares by having the Company withhold a portion of the Shares that would otherwise be issuable to the Participant.  Such Shares shall be valued based on their Fair Market Value on the date the tax withholding is required to be made.  Any such Share withholding with respect to a Participant subject to Section 16(a) of the Exchange Act shall be subject to such limitations as the Committee may impose to comply with the requirements of Section 16 of the Exchange Act.

7.6	Continuation of Plan. In the event of a Change in Control, this Plan shall remain in full force and effect as an obligation of the Employer or its successors in interest.

7.7	Governing Law. The provisions of the Plan shall be interpreted, construed, and administered in accordance with the referenced provisions of the Code and with the laws of the State of Vermont.

7.8
Captions.  The captions contained in the Plan are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge, or describe the scope or intent of the Plan nor in any way affect the construction of any provision of the Plan.

7.9
Severability. If any provision of the Plan is held invalid or unenforceable, its invalidity or unenforceability will not affect any other provision of the Plan, and the Plan will be construed and enforced as if such provision had not been included.

IN WITNESS WHEREOF, the Employer has caused this instrument to be executed by its duly authorized officer as of the 6 day of May, 2009.

CENTRAL VERMONT PUBLIC
SERVICE CORPORATION

By:   /s/ Joan Gamble

Title:   VP Strategic Change & Business Services

Attest:

By:   /s/ Mary Marzec
Mary Marzec

(Corporate Seal)

Exhibit A
PeRS Earned for Total Shareholder Return Performance Component for 2009-2011 Performance Cycle

Three-Year Total Shareholder Return – Employer Percentile Rank vs. Comparison Group	Multiple of Target PeRS Earned
75 th percentile or higher 50 th percentile 30 th percentile Below 30 th percentile	1.5 1.0 0.3 0.0

The resulting three year Total Shareholder Return determined for this Plan shall be rounded up to nearest percentile specified above.  The multiple of Target PeRS earned between each of the respective percentiles specified above shall be determined by linear interpolation.

Exhibit B
2009-2011 Cycle Operational Measure

	Operational Measures	Reasoning	0.5X Threshold	1X Target	1.5X Max	Weight
Financial	CV's financial strength (investment grade status) is restored	Key corporate focus until achieved. Financial strength is critical to meeting the long-term needs of our customers.	Investment grade (BBB-) or better by 2011	Achieve investment grade status (BBB-) or better by 2010	Achieve target and positive outlook or better by 2011	100%